UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2012

Education Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32417	20-1352180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
999 South Shady Grove Road, Suite 600 Memphis, Tennessee		38120
(Address of Principal Executive Offices)		(Zip Code)

901-259-2500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 22, 2012, Education Realty Trust, Inc. (the “Company”) and Education Realty Operating Partnership, LP entered into separate Equity Distribution Agreements (the “Agreements”) with each of KeyBanc Capital Markets Inc. (“KeyBanc”) and RBC Capital Markets, LLC (“RBC” and together with KeyBanc, the “Sales Agents”). Pursuant to the terms and conditions of the Agreements, the Company may, from time to time, issue and sell through or to the Sales Agents, as sales agents and/or principals, shares of its common stock, $0.01 par value per share, having an aggregate offering amount of up to $50,000,000 (the “Shares”). Sales of the Shares, if any, will depend upon market conditions and other factors to be determined by the Company and may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made by means of ordinary brokers’ transactions, including on the New York Stock Exchange, at market prices or as otherwise agreed to with the Sales Agents (the “2012 Program”). The Company has no obligation to sell any of the Shares, and may at any time suspend offers under the Agreements or terminate the Agreements.

Each Sales Agent will be entitled to a commission that will not exceed, but may be lower than, 2% of the gross offering proceeds of Shares sold through it as sales agent. Under the terms of each Agreement, the Company also may sell Shares to each Sales Agent as principal, pursuant to a separate agreement, for its own account at a price agreed upon in writing at the time of sale.

Each of the Sales Agents has agreed, subject to the terms and conditions of the Agreements, to use its commercially reasonable efforts to execute any order that the Company submits to it under the applicable Agreement and with respect to which such Sales Agent has agreed to act as the Company’s sales agent.

The Company intends to use any net proceeds from the sale of its Shares under the Agreements for funding or partially funding the acquisition or the development of collegiate housing communities, the improvement of collegiate housing communities, the repayment of debt or for general corporate purposes.

The Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-161493), and a prospectus supplement relating to the Shares will be filed with the Securities and Exchange Commission. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, on September 20, 2011, the Company entered into an equity distribution agreement, pursuant to which the Company could issue and sell shares of its common stock having an aggregate offering amount of up to $50 million (the “2011 Program”). As of May 21, 2012, the Company had sold an aggregate of 4,373,700 shares of common stock pursuant to the 2011 Program for gross proceeds of approximately $45.1 million and net proceeds of approximately $44.5 million. The 2011 Program automatically terminates upon the sale of shares of common stock for aggregate gross proceeds of $50 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Equity Distribution Agreement dated May 22, 2012 among Education Realty Trust, Inc., Education Realty Operating Partnership, LP and KeyBanc Capital Markets Inc.
1.2	Equity Distribution Agreement dated May 22, 2012 among Education Realty Trust, Inc., Education Realty Operating Partnership, LP and RBC Capital Markets, LLC.
5.1	Opinion of Venable LLP regarding legality of shares.
8.1	Opinion of Bass, Berry & Sims PLC regarding tax matters.
23.1	Consent of Venable LLP (included in Exhibit 5.1).
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 8.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION REALTY TRUST, INC.

Date: May 22, 2012	By:	/s/ Randall H. Brown
Randall H. Brown Executive Vice President, Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Equity Distribution Agreement dated May 22, 2012 among Education Realty Trust, Inc., Education Realty Operating Partnership, LP and KeyBanc Capital Markets Inc.
1.2	Equity Distribution Agreement dated May 22, 2012 among Education Realty Trust, Inc., Education Realty Operating Partnership, LP and RBC Capital Markets, LLC.
5.1	Opinion of Venable LLP regarding legality of shares.
8.1	Opinion of Bass, Berry & Sims PLC regarding tax matters.
23.1	Consent of Venable LLP (included in Exhibit 5.1).
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 8.1).